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                                                         _________________, 2002

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110

         Re:   William Blair Funds
               Institutional International Growth Fund, a Portfolio
               ----------------------------------------------------

Ladies and Gentlemen:

         Under a Transfer Agency and Service Agreement (the "Agreement") by and between William Blair Funds (the "Fund") and State Street Bank and Trust Company ("State Street") dated September 30, 1999, as amended on October 1, 2001, State Street provides transfer agent services to Portfolios of the Fund. Pursuant to
Section 10 of the Agreement, the Fund wishes to notify State Street that it has established a new series of shares called the Institutional International Growth Fund. The Fund desires to have State Street render services as transfer agent under the terms of the Agreement for the Institutional International Growth Fund. By signing below, you agree to provide such services as are set forth in the Agreement as transfer agent for the Institutional International Growth Fund.

                                                      WILLIAM BLAIR FUNDS

                                                      __________________________
                                                      By:_______________________
                                                      Its:______________________

Accepted this ____ day
of ______, 2002.


STATE STREET BANK & TRUST COMPANY

_____________________________
By:__________________________
Its:_________________________